EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES SEPTEMBER CASH DISTRIBUTION

Dallas, Texas, September 18, 2012 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.005499 per unit, payable on October 15, 2012, to unitholders of record on September 28, 2012. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in July.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month Distribution	1,687,000	54,000	$2.90
Prior Month Distribution	1,663,000	55,000	$2.76

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $500,000, production expense of $1,832,000 and overhead of $945,000 in determining the royalty payment to the Trust for the current month.

Other / Excess Costs

Regarding the $37 million settlement reached by XTO Energy on the Fankhouser v. XTO Energy, Inc. litigation, XTO Energy has notified the trustee that it charged the trust $28.5 million of the settlement, of which $23.4 million affected the net proceeds from Oklahoma and $5.1 million affected the net proceeds from Kansas. The charge reduced Trust proceeds for the month by $1,712,648. Based on recent revenue and expense levels, XTO Energy has advised the trustee that it expects the settlement deductions to cause costs to exceed revenues for the next 13 months on properties underlying the Oklahoma net profits interests and 8 years on properties underlying the Kansas net profits interests; however, changes in oil or natural gas prices or expenses could cause the time period to increase or decrease, correspondingly.

As mentioned in the second quarter Form 10-Q filed on August 8, 2012, the trustee disagrees with XTO Energy that all or any portion of the settlement should be deducted from Trust revenues, and the dispute is being arbitrated. The three member panel of arbitrators has been named and pleadings have been filed by both parties. The trustee has requested that the arbitrators enjoin XTO Energy from continuing to deduct the Fankhouser settlement amount while the arbitration is pending.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, the outcome of litigation, and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2011.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083